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                                                                 EXHIBIT 11

                    BEAUTICONTROL COSMETICS, INC. AND SUBSIDIARIES
                      COMPUTATION OF NET INCOME PER COMMON SHARE

                                         November 30,
                                1995          1996         1997
 Net income applicable to
  common stock                 $4,702        $5,401        $124

 Common and common
  equivalent share:
 Weighted average common
  shares outstanding            6,463         5,830       5,906
 Net effect of dilutive
  stock options based on
  the treasury stock method
  using average market price      290           195         278
 Weighted average common and
  common equivalent shares      6,753         6,025       6,154

 Net income per common and
  common equivalent share        $.70          $.90        $.02

 Common share - assuming
  full dilution:
 Weighted average common
  shares outstanding            6,463         5,830       5,906
 Net effect of dilutive
  stock options based on the
  treasury stock method
  using the greater of the
  average or ending market
  price                           294           393         270
 Weighted average common
  shares-assuming full
  dilution                      6,757         6,223       6,176

 Net income per common share
  -assuming full dilution        $.70          $.87        $.02

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